Exhibit 99.1

iBasis Reports First Quarter 2009 Results

Company Completes Integration

BURLINGTON, Mass.--(BUSINESS WIRE)--April 27, 2009--iBasis, Inc. (NASDAQ: IBAS), a KPN affiliate, today announced results for the first quarter ended March 31, 2009.

Revenue for the first quarter of 2009 was $255.5 million, compared to $324.9 million for the first quarter of 2008. Net loss for the first quarter of 2009 was $1.7 million or $0.02 per share, compared to net loss of $2.1 million, or $0.03 per share for the first quarter of 2008.

Adjusted EBITDA for the first quarter of 2009 was $9.7 million, compared to Adjusted EBITDA of $8.1 million in the fourth quarter of 2008 and $11.2 million for the first quarter of 2008. Adjusted EBITDA is a non-GAAP measurement presented to provide further information about the Company’s operating trends.

Comments on the First Quarter

“Our pricing initiative, which we announced last quarter, enabled us to pursue more profitable traffic flows and to react more quickly to fluctuations in foreign exchange,” said Ofer Gneezy, president & CEO of iBasis. “This disciplined approach to pricing resulted in a higher gross margin and stable gross profit for the quarter and freed network resources for future profitable growth. As expected, it also contributed to the sequential decline in minutes and revenue.

“The results for this quarter demonstrate one of the underlying strengths of our business model: the same market forces that drive down average revenue per minute (ARPM), namely competition in the retail market and deregulation, also drive down average cost per minute and therefore have little net impact on iBasis. As a result, while our ARPM declined from 5.88 cents in 2007, on a pro forma basis, to 5.63 cents in 2008 and 4.97 cents in Q1 2009, our average margin per minute for the corresponding periods remained constant at approximately 0.60 cents.

“I’m very pleased with the sequential growth in Adjusted EBITDA from $8.1 million in Q4 2008 to $9.7 million in Q1 2009. We also achieved a reduction in operating expenses both sequentially and compared to a year ago as a result of realizing synergies from the successful integration of our Netherlands and U.S. operations.

“I am particularly pleased with the performance in our Trading business during the quarter. The new pricing strategies initiative helped us achieve strong gross profit expansion and our highest average margin per minute in two years, and our sequential decline in revenue was approximately consistent with international wholesale industry performance, according to independent analysis.

“We experienced a decline in Outsourcing in the quarter; however average margin per minute on that traffic continues to run well above that of our Trading business overall. Our Retail business maintained stable performance, holding well against the continued impact of the global economic downturn on the immigrant community in the U.S.

“Operationally, we have completed the integration of our KPN transaction and are pleased to be realizing synergies from key projects. This transaction essentially doubled the size of the company, and I am very pleased that we completed the integration in six quarters. Since the start of the year we completed the deployment of a new ERP system and a unified billing system for all our traffic streams, resulting in the centralization of our financial functions, rate management and commercial operations. During the quarter we also completed the migration of our mid-range TDM voice product to our more efficient IP infrastructure. We also restructured our operations in the Netherlands, and during the coming months we expect to phase out the transition services we buy from KPN, at which point all the back office activities will have been centralized.

“In addition to enabling manpower reduction, the completion of these projects has improved our visibility and control of all traffic streams, effectively bringing the business we acquired to the same standards as our pre-acquisition VoIP business. Having completed the integration work, the entire organization is now able to return its focus to achieving profitable growth and maximizing cash flow. Our business is stable, leverage-free, generating EBITDA and cash and well positioned to weather the uncertain global economic climate.”

Sources of Revenue – Q1 ‘09

($ in millions)	Wholesale Trading	Outsourcing	Retail	Total
Minutes (in billions)	3.9	0.6	0.6	5.1
Revenue	$183.3	$48.0	$24.2	$255.5
Gross Profit*	19.8	7.5	3.7	31.0
Gross Margin	10.8%	15.7%	15.2%	12.1%

* Revenue less data communications and telecommunications costs

Operational Milestones

Customer traffic on The iBasis network in the first quarter 2009 was 5.1 billion minutes, compared to 5.8 billion minutes in Q1 2008 and 5.7 billion minutes in Q4 2008. Average revenue per minute was 4.97 cents, compared to 5.59 cents in Q1 2008 and 5.27 cents in Q4 2008. Average margin per minute was 0.60 cents, compared to 0.61 cents in Q1 2008 and 0.55 cents in Q4 2008.

Guidance

Despite the ongoing challenging business conditions and uncertainty regarding recovery in the global economy, in 2009 we expect to sustain Adjusted EBITDA at the 2008 level. We anticipate capital expenditures of approximately $15 million in 2009.

Q1 Results Conference Call

iBasis will host a conference call to discuss the Company’s selected Q1 results, led by Ofer Gneezy, iBasis president & CEO on April 27, 2009 at 5:00 p.m. EDT. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com.

About iBasis

Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators. iBasis customers include KPN, KPN Mobile, E-Plus, BASE, TDC and many other large telecommunications carriers such as Verizon, Vodafone, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, Telefonica, and Yahoo. In October 2007, iBasis acquired KPN Global Carrier Services to create one of the three largest carriers of international voice traffic in the world (1), and KPN became a majority stockholder of iBasis. The company carried approximately 24 billion minutes of international voice traffic in 2008. The Company can be reached at its worldwide headquarters in Burlington, Mass., USA at +1 781-505-7500 or on the Internet at www.ibasis.com.

(1) Telegeography 2009 and iBasis 2008 traffic.

iBasis and Pingo are registered marks, and The iBasis Network is a trademark of iBasis, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Examples of forward-looking statements include, but are not limited to forward-looking statements regarding: (i) the amount and timing of the integration synergies we expect to realize; (ii) our beliefs regarding the bases for growth and our expectations regarding the future growth of our business;(iii) our expectations regarding reductions in transition services from KPN; (iv) our belief regarding our ability to maintain stable average margin per minute and (v) our expectations for EBITDA and capital expenditures in 2009. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) our ability to realize anticipated synergies,(ii) the emergence of new competitive initiatives resulting from rapid technological advances; (iii) changes in business conditions and volatility and uncertainty in the markets that we serve; (iv) our ability to execute our business plan; (v) the extent of adoption of our services and the timing and amount of revenue and gross profit generated by these services; (vi) fluctuations in the market for and pricing of these services; and (vii) the other factors described in our most recent Annual Report on Form 10-K and other periodic and current reports, all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

Use of Non-GAAP Financial Measures

In this press release, our financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures which are not an alternative to GAAP and may be different from non-GAAP financial measures used by other companies. In particular, we provide Adjusted EBITDA which is a non-GAAP financial measure. This is provided because management believes this non-GAAP financial measure helps indicate underlying trends in our business and are important in comparing current results with prior period results. Management also uses this non-GAAP financial measure to establish budgets and operational goals that are communicated internally and externally, and to manage our business and to evaluate our performance. We believe the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) and we have provided a reconciliation of GAAP net income (loss) to Non-GAAP Adjusted EBITDA in this press release.

iBasis, Inc. Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	March 31,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$48,567	$56,912
Accounts receivable, net	230,731	236,999
Prepaid expenses and other current assets	6,396	6,477
Property and equipment, net	33,058	34,836
Intangible assets	82,369	87,206
Goodwill	17,324	17,324
Other assets	1,437	1,573

Total assets	$419,882	$441,327

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$295,461	$307,361
Deferred revenue	12,507	13,894
Current portion of long term debt	665	577
Long term debt, net of current portion	21,349	27,380
Other long term liabilities	3,389	3,597

Total liabilities	333,371	352,809
Stockholders’ equity	86,511	88,518

Total liabilities and stockholders’ equity	$419,882	$441,327

iBasis, Inc. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008

Total revenue	$255,507	$324,903

Costs and operating expenses:
Data communications and telecommunications costs (excluding depreciation and amortization)	224,516	289,498
Operating expenses	22,207	26,449
Depreciation and amortization	8,237	7,231

Total costs and operating expenses	254,960	323,178

Income from operations	547	1,725

Interest expense, net	(621)	(443)
Foreign exchange loss	(563)	(251)

Income (loss) before income taxes	(637)	1,031

Income tax expense	1,063	3,103

Net loss	$(1,700)	$ (2,072)

Basic and diluted net loss per share	$(0.02)	$ (0.03)

Weighted average common shares outstanding	71,228	74,952

iBasis, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(1,700)	$(2,072)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,237	7,231
Stock-based compensation	586	579
Provision for doubtful accounts receivable	218	---
Changes in operating assets and liabilities	(2,399)	(4,897)
Net cash provided by operating activities	4,942	841

Cash flows from investing activities:
Purchases of property and equipment, net	(1,550)	(3,923)
Decrease in other assets	---	5,000
Maturities of short-term investments	---	1,999
Net cash provided by (used in) investing activities	(1,550)	3,076

Cash flows from financing activities:
Bank loan borrowings (repayments)	(6,314)	5,000
Partial payment of loan from related party	(4,829)	---
Other	---	(552)
Net cash provided by (used in) financing activities	(11,143)	4,448

Effect of changes in exchange rates on cash and cash equivalents	(594)	(439)
Net increase (decrease) in cash and cash equivalents	(8,345)	7,926
Cash and cash equivalents, beginning of period	56,912	63,735
Cash and cash equivalents, end of period	$48,567	$71,661

Operating Results

($ in millions)	Q1 ‘08	Q2 ‘08		Q3 ‘08	Q4 ‘08	Q1 ‘09
Revenue	$324.9		$360.8	$338.0	$299.8	$255.5
Gross Profit*	$35.4		$37.5	$32.4	$31.0	$31.0
Gross Margin	10.9%		10.4%	9.6%	10.3%	12.1%
Operating Expenses	$26.5		$25.5	$22.7	$23.5	$22.2
Depreciation & Amortization	$7.2		$8.5	$8.5	$7.8	$8.2
Goodwill impairment	$ ---	$	---	$ ---	$214.7	$ ---
Income (loss) from Operations	$1.7		$3.5	$1.2	$(215.0)	$0.6
Net income (loss)	$(2.1)	$	---	$3.3	$(232.2)	$(1.7)
Adjusted EBITDA	$11.2		$12.7	$10.3	$8.1	$9.7
Minutes	5.8B	6.2B		5.8B	5.7B	5.1B

* Revenue less data communications and telecommunications costs

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA is defined as earnings before goodwill impairment, stock-based compensation, expenses associated with the review of our stock option granting practices, foreign exchange gains and losses, merger related expenses, purchase accounting adjustments, certain non-recurring charges, interest, taxes and depreciation and amortization.

In accordance with the requirements of Securities and Exchange Commission Regulation G, iBasis is presenting the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure and reconciling the Non-GAAP financial measure to the comparable GAAP measure.

In Millions	Q1 ‘08	Q2 ‘08	Q3 ‘08	Q4 ‘08	Q1 ‘09
Net income (loss)	$ (2.1)	$ 0.0	$ 3.3	$ (232.2)	$ (1.7)
Add/(less):
Goodwill impairment	---	---	---	214.7	---
Stock-based compensation	0.6	0.7	0.6	0.6	0.6
Depreciation and amortization	7.2	8.5	8.5	7.8	8.2
Interest expense (income), net	0.4	0.0	0.2	0.3	0.6
Foreign exchange (gain) loss	0.3	0.6	(2.2)	(1.7)	0.6
Other income	---	---	(1.8)	---	---
Acquisition activity expenses	1.0	---	---	---	---
Option analysis expense	0.1	---	---	---	0.3
Purchase accounting adjustments	0.6	---	---	---	---
Income taxes	3.1	2.9	1.7	18.6	1.1
Adjusted EBITDA	$ 11.2	$ 12.7	$ 10.3	$ 8.1	$ 9.7

CONTACT:
iBasis, Inc.
Media:
Chris Ward, 781-505-7557
or
Investors:
Richard Tennant, 781-505-7409
ir@ibasis.net